UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4 )*


                                 E.Piphany, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    26881V100
                  ---------------------------------------------
                                 (CUSIP Number)



                               September 30, 2005
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                         [x] Rule 13d-1(b)
                         [ ] Rule 13d-1(c)
                         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 10 pages
SEC 1745 (2/92)

-------------------                                           ------------------
CUSIP No. 26881V100                    13G                    Page 2 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Columbia Wanger Asset Management, L.P. 04-3519872
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES              None
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY             0
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING            None
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH               0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON


        IA
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 26881V100                    13G                    Page 3 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES              None
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY             0
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING            None
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH               0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON


        CO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 26881V100                    13G                    Page 4 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Columbia Acorn Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        Massachusetts
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES              None
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY             0
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING            None
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH               0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON


        IV
--------------------------------------------------------------------------------

Item 1(a)  Name of Issuer:

               E.Piphany, Inc.


Item 1(b)  Address of Issuer's Principal Executive Offices:

               475 Concar Drive
               San Mateo, CA 94402


Item 2(a)  Name of Person Filing:

               Columbia Wanger Asset Management, L.P. ("WAM")
               WAM Acquisition GP, Inc., the general partner of WAM ("WAM GP") Columbia Acorn Trust ("Acorn")


Item 2(b)  Address of Principal Business Office:

               WAM, WAM GP and Acorn are all located at:
               227 West Monroe Street, Suite 3000
               Chicago, Illinois  60606


Item 2(c)  Citizenship:

               WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; and Acorn is a Massachusetts business trust.


Item 2(d)  Title of Class of Securities:

               Common Stock


Item 2(e)  CUSIP Number:

               26881V100


Item 3     Type of Person:

               (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

               (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                               Page 5 of 10 Pages

Item 4     Ownership (at September 30, 2005):

               (a)  Amount owned "beneficially" within the meaning of rule
                    13d-3:

                    0

               (b)  Percent of class:

                    0%

               (c)  Number of shares as to which such person has:

                        (i)  sole power to vote or to direct the vote: none

                        (ii) shared power to vote or to direct the vote: 0

                       (iii) sole power to dispose or to direct the disposition
                             of: none

                       (iv) shared power to dispose or to direct disposition of: 0


Item 5     Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6     Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable


Item 8     Identification and Classification of Members of the Group:

               Not Applicable


Item 9     Notice of Dissolution of Group:

               Not Applicable


                               Page 6 of 10 Pages

Item 10    Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 10 Pages

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  October 11, 2005


                    The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                 WAM Acquisition GP, Inc.
                                     for itself and as general partner of
                                     COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                 By:  /s/ Bruce H. Lauer
                                      -----------------------------------------
                                          Bruce H. Lauer
                                          Senior Vice President and Secretary




                    The undersigned trust, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                 COLUMBIA ACORN TRUST


                                 By:  /s/ Bruce H. Lauer
                                      -----------------------------------
                                          Bruce H. Lauer
                                          Vice President, Treasurer and
                                          Secretary


                               Page 8 of 10 Pages

                                  Exhibit Index


Exhibit 1 Joint Filing Agreement dated as of October 11, 2005 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust.



                               Page 9 of 10 Pages

                                                                     EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.


           Dated:  October 11, 2005


                    WAM Acquisition GP, Inc.
                        for itself and as general partner of
                        COLUMBIA WANGER ASSET MANAGEMENT, L.P.

                    By:  /s/ Bruce H. Lauer
                         ---------------------------------------
                             Bruce H. Lauer
                             Senior Vice President and Secretary




                    COLUMBIA ACORN TRUST

                    By:  /s/ Bruce H. Lauer
                         ---------------------------------------
                             Bruce H. Lauer
                             Vice President, Treasurer and
                             Secretary


                               Page 10 of 10 Pages